Exhibit 10(au)

REGISTERED
Mr. Gordon SUTHERLAND

Gland Wednesday, 04 January 2012

SUBJECT: EMPLOYMENT CONTRACT

Dear Gordon,

Following our discussions we have the pleasure in confirming your fixed employment contract with our Company at the following terms and conditions:

Between    Invacare International Sari, Switzerland

And    Gordon Sutherland

1. THE EMPI, OYMENT
1.1    POSITION: You are employed with the Company on the terms provided in this contract as VP, GENERAL MANAGER, COMMERCIAL OPERATIONS EMEA (job description attached). You will perform all acts, duties and obligations which are reasonably consistent with your job description and comply with all reasonable instructions given from time to time by the Company. The Company may require you to undertake other duties or special projects from time to time, it being understood that you will not be required to perform duties which are not reasonably within your capabilities.
1.2    CANTON OF RESIDENCE: Due to the tax concessions of the legal entity Invacare International Sari., you are required to fiscally reside in the Canton of Vaud. It is expected that you move your fiscal residence to Vaud within a period of 3 months after the start of your employment contract. This will entail a search for accommodation and the Company will provide assistance for this. During those 3 months, we will pay for hotel accommodation as necessary. The Company will also pay for the shipment of any personal belongings to the new residence.
1.3    REPORTING TO: You will report to Sr. VP Commercial Operations, currently Mr. Carl Will, based at our Corporate Headquarters in the USA.
1.4    COMMENCEMENT: 1st September 2012 latest, earlier if possible (perhaps as early as 1st April 2012), at 09:00 a.m. Please bring a copy of your passport and the Company will prepare the necessary paperwork for the establishment of your Swiss Social Security number (AVS) and working permit. You will also have to set up a Swiss bank account for salary payments and we will assist you with this too.
1.5    TRIAL PERIOD: 3 months. In this time, in the event of any restructuring, transfer of ownership or any reason not related to performance, you will be paid 12 months of salary including notice period.

1.6    WORKING HOURS: The normal weekly working hours are 40, excluding lunch breaks. You shall devote your full working capacity to the Company and may not engage in other paid work without the written consent of the Company. Employees should work during core hours but flexibility can be agreed with the Manager.
1.7    WORK ENVIRONMENT: In order that the Company maintain a positive work environment, you must not engage in nor permit any fellow employee (s) to engage in any form of harassment or unlawful discrimination against another person (whether a Company employee or not). This includes harassment and discrimination on the basis of age, sex, race, disability, religion or belief, marriage and civil partnership, pregnancy and maternity, gender reassignment and sexual orientation.
1.8    POLICIES AND PROCEDURES: You will adhere to all policies and procedures located in the Company Share-point Database.

2. RENUMERATION
2.1    SALARY: You shall be remunerated in line with the Swiss market for similar positions, with a yearly gross salary of SFr 393'000- (three hundred and ninety thousand Swiss Francs per annum) paid in 12 installments per year i.e. SFr 32'500 per month. Your Gross Fixed Annual Salary will be reviewed annually based on performance in the job. Please note that you have no automatic entitlement to a salary increase in any year.
2.2    BONUS PLAN MBO: In addition you will be entitled to a bonus target of 40% of Gross Fixed Annual Salary. This bonus is subject to the Invacare MBO Scheme and will be dependent upon the achievement of agreed objectives, based on Company and personal objectives. Should an employee resign prior to the end of the plan year i.e. not be on the payroll until the 30th of November each year, no bonus will be paid. In the first year of employment, the bonus will be calculated on a prorated basis for the months worked and the average salary during the plan year, provided you joined the Company no later than l" September of the starting year. Should you be eligible in year 1, your payout for this period is guaranteed at 75% of the target (40% prorated).
2.3    STOCK OPTIONS: You will also be "considered" for a stock option grant each year with no guarantee that such grants will be made.
2.4    ONE TIME SIGN ON BONUS: You are eligible for a lump sum payment of SFr 10'000 which will be paid together with your l" salary payment.
2.5    TEMPORARY LIVING: You will receive an allowance of SFr 2'500 per month for 12 months renewable. Such renewal will be agreed within the last 3 months of each applicable year. Please note this is a taxable benefit.
2.6    INTEREST FREE LOAN: in order to assist you with tax obligations in the UK, you will be provided with an interest free loan in Swiss Francs to be repaid by latest 24 months after receipt. We will base this loan on an estimate of tax to be paid by you in Switzerland for your first 12 months of employment or upon actual tax bill received from the UK after you have joined Invacare.
2.7    FLIGHT ALLOWANCE: You will be entitled to receive 2 home trips to the UK per month for 12 months renewable. Such renewal will be agreed within the last 3 months of each applicable year. If possible such trips should be tied into a business trip. For additional personal trips you should provide a personal credit card with details to the Reception should you wish for them to organize the flights. Please note that non business related return trips are a taxable benefit.
2.8    COMPANY CAR: You are eligible to receive a Company Car in line with our Car Policy. An example of such a car is an AUDI A6 or BMW 5 series with a maximum lease price of SFr 1'500 per month inclusive of everything except petrol which will be reimbursed through expense reporting. Please note that a company car is a taxable benefit in line with Swiss Fiscal Legislation. Should you leave the company the Company Car shall be returned no later than the end of your employment contract. Should you fall ill for a period of more than I month, you will return your Company Car and at this time you; will be provided with a low cost low maintenance car until such time as you return to full physical capacity or your employment contract ends.
2.9    TAXATION: In line with the fiscal legislation for the Canton of Vaud as a "B" permit holder your taxes will be deducted at source each month.
2.10    SUPPLEMENTARY HOURS: As a VP and due to your job level, there will be no compensation for overtime either in the form of payment or time off in lieu.
2.11    INSURANCES: The usual Employee's contribution to Swiss Social Security (AVS/Al/APG), unemployment benefits, loss of wages insurance in case of illness and pension fund shall be deducted from gross fixed salary.
2.11.1    ACCIDENT INSURANCE: The Company pays the premiums for the accident insurance, whether professional or non-professional (providing you work a minimum of 8 hours per week).
2.11.2    LOSS IN SALARY INSURA NCE: The Company pays the premiums for loss in salary insurance in case of sickness.
2.11.3    PENSION: You will be part of our LPP Pension Plan (plan I) and Management Pension Plan (plan 2). The remuneration used for benefits is your Gross Fixed Annual Salary pay exclusive of bonuses.
2.11.4    MEDICAL: You will receive a contribution towards your medical insurance of SFr 250.-- per month. It is a legal obligation in Switzerland to take medical insurance coverage and we will help you obtain this.
2.12    TRANSFER OF DATA: You give permission to the Company to transfer personal and confidential data to other Invacare companies either in Europe or outside of Europe that may be required for the normal running of the business or the remuneration conditions of your contract of employment.
2.13    TRAVEL EXPENSES: You will be paid or reimbursed for any reasonable expenses properly incurred by you while performing your duties on behalf of the Company, subject to the production of receipts in respect of such expenses and subject to compliance with the Company's rules and policies relating to expenses. The Company will not reimburse expenses related to home trips to the United Kingdom and this includes flights, meals, parking, petrol tolls etc. which are non-work related (see article 2.4). Expense reports should be submitted no later than 30 days after the closing of the 2.14    SMOKING: The Offices of Invacare International Sari are designated as a no smoking area. You are permitted to smoke outside the building or on the terrace outside the offices.
2.15    MOBILE PHONE: The Company will provide a mobile phone for business purposes, during the course of the employment for as long as you are physically required to work. You may also use the mobile phone for personal calls, providing such use is reasonable. Hence such a privilege may be withdrawn without redress, should the Company have reasonable cause to believe the facility is being abused.

3. HOLIDAYS
Legal entitlement in Switzerland is 20 days. Invacare employees are entitled to paid holidays of 25 working days per annum (these compensate for the first 5 additional hours worked each week). In the case of sick leave or maternity leave vacation entitlement will be reduced in accordance with Swiss legislation. You will adhere to the Invacare public holiday and Company holiday schedule for security reasons. Upon termination, any vacation taken but not accrued up to the date of the end of the contract will be deducted from the final salary payment. You must obtain the prior written approval from you Manager before booking holiday dates, through completion of a vacation entitlement sheet, to be found on our Sharepoint data base.

4. TERMINATION
4.1    NOTICE PERIOD: Both parties can terminate the contract of employment in writing. After the end of the trial period the length of the notice period is 3 months for the end of a month.
4.2    REDUNDANCY PAYMENT: Should your employment be terminated for economic reasons (restructuring, take-over etc. i.e. not your fault or performance related), the Company will pay you 9 months of base annual pay in a lump sum to be paid with your last salary as an Employee of the Company. As per policy, you will also be entitled to receive a prorated payment of your bonus (based on months worked in bonus plan year and known achievement levels v targets). This will be paid within 2 months of your departure when results are known.
4.3    At the end of the month in which you reach the age of 65 the employment will stop. The Company shall be entitled at any time during your employment, or in any event on termination, to deduct from your salary (or any other monies due to you) any monies due from you to the Company including (but not limited to) any cash advances, training costs (in accordance with the Company Training funding policy and agreement), any sums to be deducted in accordance with the Company's vehicle policy, the cost of repairing any damage or loss to the Company’s property caused by you (and of recovering the same), any sums due from you and any other monies owed by you to the Company including replacement of car park remote control and loaned equipment.
4.4    The Company reserves the right to terminate your contract without any notice or payment in lieu of notice if it has reasonable grounds to believe that:

•	You have committed gross misconduct;

•	You have committed gross negligence;

•	You have taken leave without authorization (except in the case of illness or accident);

•	You are in material breach of one of the terms of this agreement;

•	You are convicted of any criminal offence (other than minor offences under the Road Traffic Acts or the Road Safety

Acts for which a fine or non-custodial penalty is imposed) which might reasonably be thought to affect adversely the performance of your duties; and/or

•	You have committed any fraud, dishonesty or conduct tending to bring yourself, the Company or any Associated Company into disrepute.

Further examples of gross misconduct are set out under Swiss Labor laws.
The Company reserves the right to require you not to attend work and/or not to undertake all or any of your duties of employment and/or not to contact any client, customer, supplier, contractor, officer or employee of the Company or any Associated Company at any time or times during any period of notice served under this Agreement (whether given by you or the Company), provided always that the Company shall continue to pay your salary and contractual benefits whilst you remain employed by the Company ("Garden Leave"). During any such period of Garden Leave you shall remain readily contactable and available for work.
4.5    The Company shall retain the right to suspend you on full pay and benefits pending any investigation into potential dishonesty gross misconduct or other circumstances which (if proved) would entitle the Company to dismiss you summarily.
5. SECRECY: You shall neither during your employment (except in the proper performance of your duties) nor at any time (without limit) after its termination directly or indirectly

•	use for your own purposes or those of any other person, company, business entity or other organization whatsoever; or

•
disclose to any person, company, business entity or other organization whatsoever; any trade secrets or confidential information relating or belonging to the Company or any of its Associated Companies including but not limited to any such information relating to customers, customer lists or requirements. price lists or pricing structures, marketing and sales information, business plans or dealings, employees or officers, financial information and plans, designs, formulae, product lines, prototypes, services, research activities, source codes and computer systems, software, any document marked “Confidential” (or with a similar expression), or any information which you have been told is confidential or which you might reasonably expect the Company would regard as confidential, or any information which has been given to the Company or any Associated Company in confidence by customers, suppliers and other persons or any information.

•
at any time during the continuance of your employment with the Company make any notes or memoranda relating to any matter within the scope of the Company's or any Associated Company's business, dealings or affairs otherwise than for the benefit of the Company or any Associated Company.

The obligations contained in this article shall not apply to any disclosures required by law, and shall cease to apply to any information or knowledge which may subsequently come into the public domain after the termination of your employment, other than by way of un- authorized disclosure.

You must not make or communicate (or cause or facilitate the making or communication of)
any oral or written statement to any representative of the press, television, radio or other media on any matter connected with or relating to the Company or any of its Associated Companies, without the prior written consent of the Company.
6. EXCLUSIVITY OF SERVICE (WITH THE EXCEPTION OF WORK RELATED TO NON EXECUTIVE BOARD ROLE WITH TISSUEMED)
You are required to devote your full time, attention and abilities to your job duties during working hours, and to act in the best interests of the Company and its Associated Companies at all times. You must not, without the prior written consent of the Company, in any way directly or indirectly (i) be engaged or employed in, or (ii) concerned with (in any capacity whatsoever) or (iii) provide services to any other business or organization where this is, or is likely to be, in conflict or competition with the interests of the Company or its Associated Companies or where this may adversely affect the efficient discharge of your duties. The company agrees that you continue your role as Non Executive Board Member of the Company Tissuemed with an annual commitment of approximately 5 days and that any time taken for such duties will be deducted from annual vacation entitlement.
7. COPYRIGHT, INVENTIONS AND PATENTS: All records, documents, papers (including copies and summaries thereof) and other copyright protected works made or acquired by you in the course of your employment shall, together with all the worldwide copyright and design rights in all such works, be and at all times remain the absolute property of the Company. The cost of applications to secure patents or register designs of inventions will be borne by the Company and you are expected to communicate immediately any invention, improvement discovery, process or design copyright which you create or obtain in the course of your duties, which will become the absolute property of the Company. You and the Company acknowledge the provisions of current legislation related to Patents. If you make any inventions that do not belong to the Company under the law, (with the exception of any inventions which are not made under or are not related to your duties of employment under these Terms and Conditions). You agree that you will forthwith license or assign (as determined by the Company) to the Company their rights in relation to such inventions and will deliver to the Company all documents and other materials relating to them.

Any controversy about interpretation of this contract and all other disputes between the parties that might stem from this contract must be settled in accordance with Swiss law. This contract has been executed in two original copies, one given to each of the parties. Please confirm acceptance of our offer by signing all original documents (signature on the last page and initials on all other pages) and returning one full set of signed documents to the undersigned.

Yours sincerely,

/s/ Theo Vassiloudis	/s/ Carolyn Garcia Parris
Invacare International	Invacare International

Theo Vassiloudis	Carolyn Garcia Parris
VP Finance Europe	Director HR Europe

DECLARATION

I acknowledge receipt of, and agree to be bound by, the terms of this Contract of Employment.

Read and agreed	/s/ Gordan Sutherland	Date:	January 10, 2012
Gordan Sutherland

INVACARE CORPORATION
Invacare International Sari
Route de Cite Ouest 2 - 11% Gland -- Swit7zerland
Reception Tel: {41)22 354 6010- E-mail hqeuropc@ invacare.com